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                                                              Exhibit 99.B(d)(7)

                                     FORM OF

                             SUB-ADVISORY AGREEMENT

          THIS AGREEMENT is made as of October 19, 2004 among Atlas Funds (the "Trust") on behalf of Atlas Balanced Fund, Atlas Advisers, Inc. (the "Adviser"), and New York Life Investment Management LLC (the "Sub-Adviser").

          WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Adviser has been appointed investment adviser to the Trust's Atlas Balanced Fund (the "Fund");

          WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund and the Sub-Adviser is willing to do so; and

          WHEREAS, the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Adviser hereby appoints the Sub-Adviser to act as the sub-adviser to the Fund as permitted by the Adviser's Advisory Agreement with the Trust pertaining to the Fund. Intending to be legally bound, the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

     2. SUB-ADVISORY SERVICES. Subject to the supervision of the Trust's Board of Trustees and the Adviser, the Sub-Adviser will assist the Adviser in providing a continuous investment program with respect to the Fund's portfolio, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. The Sub-Adviser will provide services under this Agreement in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's prospectus, statement of additional information, and resolutions of the Trust's Board of Trustees applicable to the Fund, as provided to the Sub-Adviser by the Adviser.

          Without limiting the generality of the foregoing, the Sub-Adviser further agrees that it will, with respect to the Fund:

          (a) determine from time to time what securities and other investments will be purchased, retained or sold for the Fund;

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          (b)  place orders pursuant to its investment determinations for the
               Fund either directly with the issuer or with any broker or dealer;

          (c) not purchase shares of the Fund for itself or for accounts with respect to which it exercises sole investment discretion in connection with such transactions except as permitted by the Trust's Board of Trustees or by federal, state and local law;

          (d)  manage the Fund's overall cash position;

          (e) attend regular business and investment-related meetings with the Trust's Board of Trustees and the Adviser if requested to do so by the Trust and/or the Adviser, and such other meetings as may be mutually agreed;

          (f) respond to requests from the Adviser or the Fund's custodian for assistance in obtaining price sources or other information and analysis pertinent to pricing determinations for securities held by the Fund, and periodically review Fund security valuations for reasonableness;

          (g) ensure that, if required, securities are identified for proper segregation and collateralization;

          (h) maintain books and records with respect to the securities transactions for the Fund, furnish to the Adviser and the Trust's Board of Trustees such periodic and special reports as they may reasonably request with respect to the Fund, and provide in advance to the Adviser all reports to the Board of Trustees for examination and review within a reasonable time prior to the Trust's Board meetings; and

          (i) vote proxies in accordance with such proxy policies and procedures as may be mutually agreed from time to time and provide such information regarding such proxies and its exercise of proxy voting authority as reasonably requested by the Adviser, including information sufficient to prepare annual proxy voting record filings with the Securities and Exchange Commission on Form N-PX.

     3. REPRESENTATIONS AND WARRANTIES BY THE SUB-ADVISER. The Sub-Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Sub-Advisor represents, warrants and agrees that it is registered as an adviser under the Investment Advisers Act of 1940, as amended.

     4. COVENANTS BY THE SUB-ADVISER. The Sub-Adviser agrees with respect to the services provided to the Fund that it will:

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          (a)  conform with all Rules and Regulations of the Securities and
               Exchange Commission;

          (b) provide the Chief Compliance Officer of the Trust and the Adviser with current copies of the compliance policies and procedures of the Sub-Advisor in effect from time to time (including prompt notice of any material changes thereto), and a summary of such policies and procedures in connection with the annual review and approval thereof by the Trust required under Rule 38a-1 of the 1940 Act;

          (c) transmit by facsimile or electronic mail trade information to the Adviser or its designee on the first business day following the day of the trade and cause broker confirmations to be sent directly to the Adviser or its designee;

          (d) (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund's prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "G-L-B Act"), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor; such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities;

          (e)  notify the Adviser and the Trust immediately upon detection of
               (i) any material failure to manage the Fund in accordance with its investment objectives and policies or any applicable law; or
               (ii) any material breach of any of the Fund's or the Sub-Adviser's policies, guidelines or procedures. To the extent the Sub-Adviser is responsible for any material breach or failure, the Sub-Adviser agrees to correct any such failure promptly and to take any action that the Board may reasonably request in connection with any such breach;

          (f) to the extent reasonably requested by the Trust, the Sub-Advisor agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust's disclosure controls and procedures; the Sub-Advisor agrees to inform the Trust of any material development related to the Fund that the Sub-Advisor reasonably believes

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               is relevant to the Fund's certification obligations under the
               Sarbanes-Oxley Act;

          (g) comply with the Trust's policies in respect of the prevention of frequent trading or market timing as they may exist from time to time;

          (h) comply with the Trust's Anti-Money Laundering Policy and the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder, as the same may apply to the Sub-Advisor, now and in the future; the he Sub-Advisor further agrees to provide to the Trust and/or the Fund's administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation; and

          (i) promptly notify the Adviser and the Trust in the event (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund's ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws or (ii) an actual change in control of the Sub-Adviser resulting in an "assignment" (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

     5. SERVICES NOT EXCLUSIVE; NON-COMPETE. Except as provided herein, the services furnished by the Sub-Adviser hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the Sub-Adviser from acting as investment adviser or manager for any other person or persons, including other management investment companies, or (ii) limit or restrict the Sub-Adviser from buying, selling or trading any securities or other investments (including any securities or other investments which the Funds are eligible to buy) for its own accounts or for the accounts of others for whom it may be acting; PROVIDED, HOWEVER, that the Sub-Adviser agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Fund under this Agreement

     6. PORTFOLIO TRANSACTIONS. Investment decisions for the Fund shall be made by the Sub-Adviser independently from those for any other investment companies and accounts advised or managed by the Sub-Adviser. The Fund and such investment companies and accounts may, however, invest in the same securities. When a purchase or sale of the same security is made at substantially the same time on behalf of the Fund and/or another investment company or account whenever practicable, the transaction will be averaged as to price, and available investments allocated as to amount, in a manner which the Sub-Adviser believes to be equitable to the Fund and such other investment company or account. The Fund acknowledges that in some instances, this investment procedure may adversely affect the price paid or received by the Fund or the size

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of the position obtained or sold by the Fund. To the extent permitted by law, the Sub-Adviser may aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for other investment companies or accounts in order to obtain best execution.

          The Sub-Adviser shall place orders for the purchase and sale of portfolio securities and shall solicit broker-dealers to execute transactions in accordance with the Fund's policies and restrictions regarding brokerage allocations. The Sub-Adviser shall place orders pursuant to its investment determination for the Fund either directly with the issuer or with any broker or dealer selected by the Sub-Adviser. In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall use its reasonable best efforts to seek the most favorable execution of orders, after taking into account all factors the Sub-Adviser deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

          Consistent with this obligation, the Sub-Adviser may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Fund and/or other accounts over which the Sub-Adviser or any of its affiliates exercises investment discretion. The Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities to the Fund and/or its other accounts. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or the Fund's principal underwriter, or any affiliated person thereof except as permitted by the 1940 Act or the rules of the Securities and Exchange Commission thereunder.

     7. BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

     8. EXPENSES. During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund.

     9. COMPENSATION. As full compensation for the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the Sub-Adviser will be entitled to a fee, computed daily and payable monthly by the Adviser, calculated at the annual rate of 0.35% of the Fund's average daily net assets on the first $100 million in assets, and 0.25% of the Fund's

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average daily net assets above $100 million. In the case of termination of this
Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination.

     10. STANDARD OF CARE; LIMITATION OF LIABILITY. The Sub-Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies and accounts, but shall not be liable for any action taken or omitted by it in the performance of services rendered hereunder in the absence of its bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

     11. INDEMNIFICATION. The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust and their officers and employees against any and all costs and liabilities (including legal and other expenses) which the Adviser or the Trust may incur, arising out of the Sub-Adviser's (a) gross negligence, willful misconduct or bad faith in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement, or (b) untrue statement or omission of a material fact required in the registration statement of the Trust, proxy statements of the Trust, or other regulatory filings, if such statement or omission was made in reliance upon information furnished in writing or electronically by the Sub-Adviser for inclusion in such regulatory filings.

     12. REFERENCE TO THE SUB-ADVISER. Neither the Adviser nor any of its affiliates or agents shall make reference to or use the name of the Sub-Adviser or any of its affiliates, or any of their clients, except references concerning the identity of and services provided by the Sub-Adviser to the Fund, which references shall not differ in substance from those included in the current registration statement pertaining to the Fund, this Agreement and the Advisory Agreement between the Adviser and the Trust with respect to the Fund, in any advertising or promotional materials without the prior approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed.

     13. DURATION AND TERMINATION. Unless sooner terminated, this Agreement shall continue for a period of two years from the date first set forth above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Trust's Board of Trustees or vote of the lesser of (a) 67 % of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund, provided that in either event its continuance also is approved by a majority of the Trust's Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement (the "Disinterested Trustees"), by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, with respect to the Fund, on 60 days' notice, by the Adviser, the Sub-Adviser or the Trust's Board of Trustees or by vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or
(b) more than 50% of the outstanding shares of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940
Act).

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     14.  AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by the vote of (i) a majority of the outstanding voting securities of the Fund, if required by the 1940 Act or the rules of the Securities and Exchange Commission thereunder, and (ii) a majority of the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval.

     15. NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

               TO THE SUB-ADVISER AT:

                    New York Life Investment Management LLC

                    470 PARK AVENUE SOUTH

                    16th FLOOR

                    NEW YORK NY 10016

                    ATTN: JOAN SABELLA

               TO THE ADVISER OR THE TRUST AT:

                    Atlas Advisers, Inc
                    Atlas Funds
                    794 Davis Street
                    San Leandro, California 94577-6900
                    Attention: Legal Department

     14. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of California (without regard to conflict of law principles). If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16. PERSONAL LIABILITY. The names "Atlas Funds" and "Trustees" refer respectively to the Trust created and to the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of May 15, 2003, as amended, to which reference is hereby made and a copy of which is on file at the office of the

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Secretary of State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Atlas Funds" entered into in the name or on behalf hereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

                            [Signature Page Follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


ATLAS FUNDS, by                             SUB-ADVISER, by


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Name                                        Name
Title                                       Title


Atlas Advisers, Inc.


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Name
Title

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